Exhibit 10.29

EXECUTION COPY

MQ ASSOCIATES, INC.
MEDQUEST, lNC.
4300 NORTH POINT PARKWAY
ALPHARETTA, GEORGIA 30022

April 28, 2005

Gene Venesky

8985 Old Southwick Pass

Alpharetta, Georgia 30022

Mr. Venesky:

Effective immediately (the “Effective Date”) and pursuant to this letter agreement (this “Separation Agreement”), you hereby voluntarily resign as an employee, officer, member and manager, as applicable, and as a member of the board of directors and board of managers, as applicable, of MQ Associates, Inc., a Delaware corporation (the “Company”), its direct and indirect subsidiaries and their respective affiliates. The Company hereby waives the 90 day notice requirement for such voluntary resignation under Section 6(b) of the Amended and Restated Employment Agreement between you and MedQuest, Inc., a Delaware corporation and wholly-owned subsidiary of the Company dated as of August 15, 2002 (the “Employment Agreement”).

As of the Effective Date, the Employment Agreement is terminated, and none of the provisions thereunder shall survive or be effective after the Effective Date except for:

(i)                                           Section 7;

(ii)                                        Section 8 (specifically including Section 10.5 of the Recapitalization Agreement, dated July 16, 2002, as amended, among the Company and the other parties thereto);

(iii)                                     Section 9;

(iv)                                    Section 10;

(v)                                       Section 11 (except that after the Effective Date, notices to the Company shall be copied to O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036, Attention: Ilan S. Nissan, Esq.);

(vi)                                    Section 12;

(vii)                                 Section 13;

(viii)                              Section 14; and

(ix)                                       all definitions in the Employment Agreement, which appear in the sections of the Employment Agreement specified in the foregoing clauses (i) through (viii),

in each case, which sections and definitions (as hereby amended), shall survive such termination.

Capitalized terms used herein but not otherwise defined, shall have the respective meanings ascribed to them in the Employment Agreement. You acknowledge and agree that, as of the Effective Date, you are not entitled to any Salary, Bonus, Termination Benefits, continuation of Company benefits or any other payments, benefits or compensation of any type from the Company, any of its direct or indirect subsidiaries or any of its affiliates, whether occurring before or after the Effective Date and whether under any employment agreement, under applicable law or otherwise.

1.                                            a.                                       You acknowledge and agree that as of the Effective Date, you do not own or have the right to own any Capital Stock (as hereinafter defined) of the Company other than (i) 10,011,750 shares (the “Owned Common Stock”) of the Company’s common stock, par value $.001 per share (the “Common Stock”); (ii) 5,250,000 shares (the “Owned Preferred Stock”) of the Company’s Series B Redeemable Preferred Stock, par value $.001 per share; and (iii) options to purchase 1,144,444 shares of the Company’s Common Stock (the “Options,” together with the Owned Common Stock and the Owned Preferred Stock, the “Owned Stock”). You hereby acknowledge and agree that you have not sold, transferred, disposed of, granted any lien, encumbrance or security interest to any person or entity in any Capital Stock of the Company (including the Owned Stock) and no person or entity has acquired an interest therein by law, contract or otherwise. After the Effective Date, you shall not acquire or own any interest in the Company or any of its subsidiaries or affiliates, whether in the nature of common stock, options or warrants for common stock, convertible indebtedness, capital stock, equity appreciation rights, phantom stock or similar rights (collectively, “Capital Stock”) or any indebtedness of any such entity other than the Owned Stock held by you as of the date hereof.

b.                                    You acknowledge and agree that as of the Effective Date, you have become vested in 228,888 options (the “Vested Options”) to purchase shares of the Company’s Common Stock. You further acknowledge that, pursuant to the Company’s 2003 Stock Option Plan (the “Plan”) and the applicable option agreements, all Options (including the Vested Options and options granted to you which have not vested pursuant to the terms of the applicable option agreements) automatically and without further notice expired as of the Effective Date and such Options are no longer exercisable.

c.                                      Provided that no liability to the Company or any of its subsidiaries would arise as a result thereof, to the extent permitted under the applicable insurance policies and to the extent such insurance policies are assignable, the Company or its subsidiaries, as applicable, shall assign to you the existing life and disability insurance policies that the Company or its subsidiaries, as applicable, currently maintains for you, with all costs and any other liabilities for such assignment and continuation to borne entirely by you.

2.                                             The Company hereby permanently waives any rights that it currently has or may have in the future to repurchase your Owned Stock pursuant to Section 2.6 of the Stockholders’ Agreement dated as of August 15, 2002 among you, the Company and the other stockholders signatory thereto (as amended, the “Stockholders’ Agreement”).

3.                                             a.                                       You acknowledge and agree (i) to hereby permanently waive any rights that you currently have or may have in the future under Section 3.1 of the Stockholders’ Agreement; (ii) to hereby permanently waive any rights that you currently have or may have in the future under Sections 2.4, 2.5(d) and 2.7 of the Stockholders’ Agreement; (iii) to hereby permanently waive any rights that you currently have or may have in the future as a Requisite Management Stockholder, Requisite Management Holder, Principal Management Holder or Management Stockholder under the Stockholders’ Agreement other than under Section 6.1 and Article VII thereunder; (iv) that the power of attorney and proxy granted by you under Section 2.5(a) of the Stockholders’ Agreement shall be exercisable as set forth in such section without any notice to you; (v) to execute any and all amendments, waivers or modifications to the Stockholders’ Agreement (including, but not limited to, Amendment No. 1 to the Stockholders’ Agreement attached as Annex I hereto, which shall be executed concurrently with this Separation Agreement), the Registration Rights Agreement dated as of August 15, 2002 among the Company and the stockholders signatory thereto (as amended, the “Registration Rights Agreement”) and the Certificate of Incorporation of the Company, so long as such amendments, waivers or modifications shall not have a material adverse effect on any material rights that you have thereunder after the Effective Date; (vi) to hereby permanently waive any rights that you currently have or may have in the future under Sections 2, 3 and 4 of the Registration Rights Agreement; (vii) to hereby permanently waive any rights that you currently have or may have in the future under Section 5.3(e) of the Certificate of Incorporation of the Company and (viii) to hereby permanently waive any rights you currently have or may have in the future under Section 5.3(c)(iv) of the Certificate of Incorporation of the Company. You hereby acknowledge and agree that in the event that the Company issues any Capital Stock in the future, you shall execute any amendment to the Certificate of Incorporation of the Company to permit such Capital Stock to be pari passu or senior to your Owned Stock with regard to all rights including with respect to liquidation, dividend payments, and otherwise.

b.                                     You acknowledge and agree (i) to comply now and at all times with the terms and provisions of this Separation Agreement, including the release set forth in Section 6 of this Separation Agreement and any other agreements between or among you and the Company, its subsidiaries and/or its affiliates and/or any other parties, each as in effect from time to time; (ii) to cooperate with the Company and its representatives in connection with all matters being reviewed or investigated, from time to time, by the board of directors of the Company or any committee thereof; (iii) to fulfill and to cause any of your affiliates that are parties to any agreements with the Company, its subsidiaries or their affiliates to fulfill, the obligations of any agreements with the Company, its subsidiaries and their affiliates and to act in a commercially reasonable manner in all respects with respect to such agreements and all business matters related thereto (including, but not limited to if requested, effecting the renewal of any such agreements on market terms); (iv) to take no action that in any way disparages or defames the Company, its subsidiaries or any of their respective affiliates, or any employee, director, shareholder, member or partner of the Company, its subsidiaries or any of their respective affiliates, or harms the Company, its subsidiaries or any of their respective affiliates in any way, or that is intended to or may cause injury to the relationship between the Company, its subsidiaries or any of their respective affiliates, on the one hand, and any current or prospective lessor, lessee, vendor, supplier, customer, distributor, employee, consultant, director, shareholder, member or partner or any other business relation of the Company, its subsidiaries or any of their respective affiliates, on the other hand; and (v) to not voluntarily provide or participate in any public statements with regard to the Company, its subsidiaries, or any of their respective affiliates. Nothing in this Section 3.b. is intended to prevent you from making statements or providing information reasonably and in good faith believed to be truthful or accurate when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process or regulations of any government agency (including the Securities and Exchange Commission).

c.                                       The Board of Directors and the Chief Executive Officer of the Company shall (i) take no action that disparages or defames you in any way and (ii) not voluntarily provide or participate in any public statements with regard to you, except, as determined by the Company, as required by law. Nothing in this Section 3.c. is intended to prevent the foregoing persons from (i) making statements or providing information reasonably and in good faith believed to be truthful or accurate when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process or regulations of any government agency (including the Securities and Exchange Commission); and (ii) making any statement reasonably believed in good faith to be truthful and accurate, including, in the course of responding to inquiries from the media, lenders, investors, market analysts, rating agencies or other similar parties.

4.                                             You hereby represent and warrant that (i) you did not commit, participate in, aid or abet any act of fraud, dishonesty, conversion, crime or other violation of law against the Company, its direct or indirect subsidiaries or their respective affiliates or against or adversely affecting any of the foregoing persons’ interests; and (ii) that all related-party transactions between you and the Company and its direct or indirect subsidiaries and their respective affiliates, were duly authorized by all proper and necessary legal action and such related-party transactions were, as of March 14, 2005, properly accounted for on the books and financial records of the Company, its direct or indirect subsidiaries and their respective affiliates, as applicable.

5.                                             As of the Effective Date you acknowledge and agree that the termination of your employment and other positions with the Company, its subsidiaries and their respective affiliates is valid and effective and effected in accordance with applicable law, on a basis consistent and in compliance with the Employment Agreement.

6.                                             a.                                       You, for yourself, your successors, assigns, heirs, executors and administrators and any entity controlled by the foregoing (individually and collectively, the “Releasors”), hereby release and forever discharge the Company, its affiliates, subsidiaries, divisions, shareholders, members, predecessors, directors, employees, managers, partners, officers, agents, and attorneys, past and present and/or each of their respective successors, assigns, heirs, executors, partners, affiliates and administrators (individually and collectively, the

“Releasees”) from any and all manner of action, claims, suits, causes of action, rights, dues, accounts, bonds, bills, debts, sums of money, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, liabilities, executions, judgments, and demands whatsoever, in law, admiralty, or equity which the Releasors ever had, now have, or hereafter can, shall or may have against the Releasees, whether or not now known, for, upon, or by reason of any matter, cause, or thing (i) that arose on or prior to August 15, 2002; provided, however, that the foregoing release shall be void and of no effect in the event any party other than you raises or asserts any claims against you that arise out of, refer or relate to, matters, circumstances or events that occurred on or prior to August 15, 2002; and (ii) arising out of, or in any way connected with, or relating to, your employment and/or relationship with the Company, or any of its subsidiaries or affiliates or the termination thereof, regardless of when they arose or occurred, including but not limited to, breach of contract, defamation, impairment of economic opportunity, intentional infliction of emotional harm or distress or any other tort, discrimination, harassment and/or retaliation on account of age, sex, sexual orientation, race, color, religion, marital status, disability, height, weight, national original, or any other classification recognized under any law, or violations of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), or any other United States federal, state, local, or municipal constitution, statute, ordinance, executive order, regulation, or the common law relating to employment or employment discrimination, or claims growing out of any legal restrictions on the rights of the Releasees to discharge their employees, that the Releasors now have or claim to have, or which the Releasors heretofore had, or which the Releasors may have or claim to have at any time hereafter, and the Releasors expressly waive any and all remedies that may be available thereunder (the claims in subsections 6.a.(i) and (ii) together, the “Released Claims”).

b.                                     The Released Claims specifically exclude (i) the rights, if any, which cannot be waived by law, to be a party to or participate in, any EEO agency investigation or to challenge the validity of the release under the OWBPA; (ii) those obligations under this Separation Agreement; and (iii) any claims you have or may have under the Company’s certificate of incorporation and bylaws (as each may be amended from time to time) and the laws of Delaware to indemnification from the Company for claims arising out of or relating to actions or omissions in the course of your employment and your service as a director of the Company.

c.                                       You hereby agree to indemnify, defend and hold harmless all of the Releasees with respect to any and all losses, costs, liabilities, expenses and damages (including attorney’s and advisor’s fees) in any way related to any claims asserted against any Releasees (including third party claims), in connection with (i) any Released Claim; and (ii) any breach by you of your obligations under any agreement with any of the Releasees or their affiliates, including this Separation Agreement.

d.                                      YOU EXPRESSLY ACKNOWLEDGE THAT THE BENEFITS PROVIDED BY THE COMPANY HEREUNDER AND THE OTHER

AGREEMENTS HEREUNDER CONSTITUTE ADEQUATE AND SUFFICIENT CONSIDERATION FOR THE FOREGOING RELEASE AND INDEMNITY.

e.                                       MQ Investment Holdings, LLC (“MO Investment”) hereby covenants not to sue you for any and all manner of action, claims, suits, causes of action, rights, dues, accounts, bonds, bills, debts, sums of money, contracts, controversies, omissions, agreements, promises, variances, trespasses, damage, liabilities, executions, judgments, and demands whatsoever, in law, admiralty, or equity which MQ Investment had, now has, or hereafter can, shall or may have against you that arose on or prior to August 15, 2002; provided; however, that the foregoing covenant not to sue shall be void and of no effect in the event any party other than MQ Investment raises or asserts any claim against MQ Investment and/or the Company or their respective affiliates that arise out of, refer or relate to, matters, circumstances or events that occurred on or prior to August 15, 2002 (“Third-Party Claims”).

f.                                         You hereby agree to immediately file a dismissal with prejudice of Gene Venesky, John K. Luke and Thomas C. Gentry v. MedQuest, Inc., a Delaware Corporation, MQ Associates, Inc., a Delaware Corporation, J.P. Morgan Partners, LLC, a Delaware Corporation [sic], J.P. Morgan Partners (BHCA), L.P., a Delaware Corporation [sic], JPMP Master Fund Manager, L.P., a Delaware Limited Partnership, JPMP Capital Corp., a New York Corporation, and JPMP Global Investors, L.P., a Delaware Limited Partnership, Fulton County Superior Court, State of Georgia; 05cvl00179 (JWB).

7.                                              You expressly recognize and agree that, by entering into this Separation Agreement, you are knowingly and voluntarily waiving any and all rights or claims that you may have arising under the ADEA, as amended by the OWBPA, which have arisen on or before the date of execution of this Separation Agreement. By your signature below, you warrant and represent that:

a.                                       You were advised by the Company to consult with an attorney before signing this Separation Agreement.

b.                                      You have been given twenty-one (21) days prior to your execution of this Separation Agreement to reflect on and consider its terms and to discuss those terms with your attorney and, if signed within twenty-one (21) days, have voluntarily elected to execute this Separation Agreement on the date of execution; and

c.                                       You have been given seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement. Such revocation shall be in writing and delivered during the revocation period by registered mail, return receipt requested, to counsel for the Company, O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036, Attention: Ilan Nissan, Esq. You recognize and agree that this Separation Agreement shall become effective on the day you sign and deliver this Separation Agreement, unless this Separation Agreement is revoked during the seven (7) day period, in which case this Separation Agreement will be ineffective and unenforceable as of the date hereof.

8.                                            You hereby agree to cooperate with the Company, its subsidiaries, their respective affiliates and their counsel, in response to their reasonable requests with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental or quasi-governmental proceeding) which relates to matters over which you may have knowledge, information or expertise. Such cooperation shall include (without limitation) appearing from time to time at the offices of the Company or its counsel for conferences and interviews and in general providing the Company and its counsel with the full benefit of your knowledge with respect to any such matters; provided that any such requests from the Company or its counsel are reasonable and do not unreasonably interfere with your other professional or personal obligations.

9.                                            This Separation Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly therein. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the state and federal courts whose jurisdiction and venue includes New York, New York in connection with the resolution of any action arising as a result of the breach by any of the parties hereto of any of the provisions hereunder.

10.                                      THE PARTIES HERETO SHALL AND THEY HEREBY DO IRREVOCABLY WAIVE TRIAL BY JURY OF ANY AND ALL CLAIMS, ACTIONS, PROCEEDINGS OR COUNTERCLAIMS BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER PARTIES ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SEPARATION AGREEMENT.

11.                                      Whenever possible, each provision of this Separation Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Separation Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, and such invalid, illegal or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid, legal and enforceable to the fullest extent permitted by law.

12.                                      This Separation Agreement contains the entire agreement between the parties with respect to the subject matter contained herein. This Separation Agreement may be amended only by an agreement in writing signed by the parties hereto. This Separation Agreement may be executed in separate original or facsimile counterparts, each of which shall be deemed an original document but both of which shall constitute but one agreement.

13.                                      The parties to this Separation Agreement have read this Separation Agreement and have had the opportunity to review the same with their chosen legal and financial counsel.

14.                                       You on the one hand, and the Company on the other hand, hereby agree that you or they shall not, and shall not permit any other person or entity to, disclose the existence, terms or contents of this Separation Agreement to anyone (except your or their attorneys after apprising such persons of the confidential nature thereof or as shall be required by law) without obtaining the prior written consent of the non-disclosing party, which consent shall not be unreasonably withheld. In the event that any of the Releasors is required by subpoena or order, judgment or decree of a court of competent jurisdiction or similar adjudicatory tribunal to disclose the existence, terms or contents of this Separation Agreement, the Releasors shall, prior to such disclosure, promptly notify the Company in writing to enable the Company the opportunity to seek a protective order or other appropriate remedy. The Releasors shall cooperate and use their reasonable efforts to assist the Company in obtaining such protective order or other appropriate remedy.

15.                                       You hereby represent and warrant to the Company that you have returned any and all of the Company’s (and any of its subsidiaries’ or affiliates’) property (including all automobiles, computers, keys, credit cards, identification tags, documents and other proprietary material) and all other materials required to be returned under applicable law and any agreements between you and the Company.

*******

Sincerely yours,

MQ ASSOCIATES, INC.
MEDQUEST, INC.

On behalf of each entity listed above:

By:	/s/ Donald C. Tomasso
Donald C. Tomasso
Interim Chief Executive Officer

MQ INVESTMENT HOLDINGS, LLC

By:	J.P. MORGAN PARTNERS (BHCA), L.P.,
its Managing Member

By:	JPMP Master Fund Manager, L.P.,
its General Partner

By:	JPMP CAPITAL CORP.,
its General Partner

By:	/s/ Stephen Murray
Name: Stephen Murray
Title:

My signature below indicates that I have carefully read and reviewed this Separation Agreement, that I fully understand all of its terms and conditions and that I have not relied upon any representations by the Company, or any of its respective affiliates, employees or agents concerning the terms of this Separation Agreement, and that I execute and deliver this Separation Agreement freely and voluntarily.

/s/ Gene Venesky
Gene Venesky

Dated:	4/28/05

Annex I

Amendment No. 1 to Stockholders’ Agreement

(See separate exhibit filed with the Securities and Exchange Commission.)